Exhibit (h)(21)

AMENDMENT TO FUND PARTICIPATION AGREEMENT

BETWEEN

DELAWARE VIP TRUST

DELAWARE MANAGEMENT COMPANY

DELAWARE DISTRIBUTORS, L.P.

AND

TIAA-CREF LIFE INSURANCE COMPANY

This Amendment is made this      day of             , 2006, by and between Delaware VIP Trust (the “Trust”), Delaware Management Company, a series of Delaware Management Business Trust (the “Adviser”), Delaware Distributors, L.P. (the “Distributor”) and TIAA-CREF Life Insurance Company (the “Company”).

WITNESSETH:

WHEREAS, the Trust, the Adviser, the Distributor and the Company entered into a Fund Participation Agreement dated May 2, 2006 (the “Agreement”); and

WHEREAS, the parties to the Agreement have determined to amend said Agreement to insert a new section to the Agreement relating to processing orders via the National Securities Clearing Corporation (“NSCC”); and;

WHEREAS, the parties desire to memorialize the amendment to the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement shall be amended as follows:

1.	A new Paragraph 1.11 shall be added to Article I as follows:

“1.11 The Trust, the Adviser, the Distributor and the Company intend that communications, processing and settlement of purchase and redemption transactions for Shares (collectively, “Share transactions”) shall occur via the Fund/SERV and Networking systems of the National Securities Clearing Corporation (hereinafter, “NSCC”). Distributor represents and warrants that it or one of its affiliates: (a) has entered into an agreement or agreements with NSCC to process transactions via Fund/SERV and Networking, (b) has met and will continue to meet all of the requirements to participate in Fund/SERV and Networking, and (c) intends to remain at all times in compliance with the then-current rules and procedures of NSCC, all to the extent necessary or appropriate to facilitate such communications, processing, and settlement of Share transactions. The Company represents that one or more of its affiliates or its designee (a) has entered into an agreement or agreements with NSCC to process transactions via Fund/SERV and Networking and (b) has met and will continue to meet all of the requirements to participate in Fund/SERV and Networking, and (c) intends to remain at all times in compliance with the then-current rules and procedures of NSCC, all to the extent necessary or appropriate to facilitate such communications, processing, and settlement of Share transactions. Distributor or Trust agrees to provide the Company or such other entity as the Company directs with account positions and activity data relating to Share transactions via Networking. The Company shall pay for Shares in the manner and within the time as required by the Fund/SERV and Networking rules.

For purposes of this Agreement, “Fund/SERV” shall mean NSCC’s system for automated, centralized processing of mutual fund purchase and redemption orders, settlement, and account registration. “Networking” shall mean NSCC’s (Level Zero) system that allows mutual funds and life insurance companies to exchange account level information electronically. In all cases, processing and settlement of Share transactions shall be done in a manner consistent with applicable law.

In the event that any party is prohibited or unable to communicate, process or settle Share transactions via Fund/SERV or Networking, such party shall provide prompt notice to the other parties. After all parties have been notified, the original provisions contained in the Agreement regarding process or settlement of Share transactions shall apply.

2. Except as provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date set forth above.

TIAA-CREF Life Insurance Company	DELAWARE VIP TRUST

By:	By:
Name:	Name:
Title:	Title:

DELAWARE DISTRIBUTORS, L.P.	DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust

By:	By:
Name:	Name:
Title:	Title: